                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70957


                     SUPPLEMENT NO. 8 DATED MARCH 14, 2000
                       TO PROSPECTUS DATED APRIL 29, 1999
                            RELATING TO $63,250,000
                     7 1/4% CONVERTIBLE SUBORDINATED NOTES
                              DUE DECEMBER 1, 2003
                                      AND
                       4,054,699 SHARES OF COMMON STOCK,
                         $.001 PAR VALUE PER SHARE, OF
                             BEYOND.COM CORPORATION

                        SEE "RISK FACTORS" BEGINNING ON
                     PAGE 9 OF THE ACCOMPANYING PROSPECTUS
                    FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated April 29, 1999, forming a part of the Registration Statement on Form S-1, File No. 333-70957. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. Any cross references in this Supplement refer to portions of the Prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The following information amends, restates and updates the information found on pages 88-90 of the Prospectus under the caption "Principal and Selling Noteholders and Stockholders -- 7 1/4% Convertible Subordinated Notes" based upon certain information received, and relied upon, by the Company through March 14, 2000 as to the security ownership of the Principal and Selling Noteholders.


               PRINCIPAL AND SELLING NOTEHOLDERS AND STOCKHOLDERS

7 1/4% CONVERTIBLE SUBORDINATED NOTES

     We originally issued and sold our 7 1/4% Convertible Subordinated Notes to the initial purchasers in a transaction exempt from the registration requirements of the Securities Act. Subsequently, the initial purchasers of our 7 1/4% Convertible Subordinated Notes may have sold some or all of our 7 1/4% Convertible Subordinated Notes to persons reasonably believed to be Qualified Institutional Buyers as defined in Rule 144A under the Securities Act. The present holders of our 7 1/4% Convertible Subordinated Notes may from time to time offer and sell pursuant to this prospectus any or all of our 7 1/4% Convertible Subordinated Notes and common stock into which our 7 1/4% Convertible Subordinated Notes may convert.

     Set forth below is the name of each selling holder of our 7 1/4% Convertible Subordinated Notes, the nature of any position, office, or other material relationship it has had with us or any of our predecessors or affiliates within the past three years, the principal amount of our 7 1/4% Convertible Subordinated Notes that it may offer and sell pursuant to this prospectus and (if one percent or more) the percentage of our 7 1/4% Convertible Subordinated Notes the holder owned as of March 14, 2000, the number of shares that it may offer and sell pursuant to this prospectus and (if one percent or more) the percentage of common stock represented by the common stock after conversion of our 7 1/4% Convertible Subordinated Notes.

     The selling noteholders identified in this Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, and requested registration thereof, in transactions exempt from the registration requirements of the Securities Act. Accordingly, since certain other selling noteholders may have purchased such Notes and also requested registration thereof, the aggregate amount of securities listed under the caption "Selling Noteholders and Stockholders" in the Prospectus may exceed the total amount of securities issued or issuable by us. See "Plan of Distribution."

                                                                   SHARES ISSUABLE
                                                                   UPON CONVERSION
                                                                     OF THE NOTES         PERCENTAGE OF
                                PRINCIPAL AMOUNT     PERCENT         THAT MAY BE          COMMON STOCK
                                 OF NOTES THAT      OF NOTES       SOLD PURSUANT TO     AFTER CONVERSION
             NAME                MAY BE SOLD($)    OUTSTANDING    THIS PROSPECTUS(1)     OF THE NOTES(2)
             ----               ----------------   -----------   --------------------   -----------------
American Express Trust
  Company.....................      4,500,000          7.11%            245,365                   *
  1200 Northstar West
  Minneapolis, MN 55440
Bear Stearns Securities
  Corp. ......................     11,565,000         18.28%            630,589                2.30%
  One Metrotech Center North,
  4th Floor
  Brooklyn, NY 11201
Deutsche Morgan Grenfell......      4,550,000          7.19%            248,092                   *
  175 Nater Street
  New York, NY 10004

                                                                   SHARES ISSUABLE
                                                                   UPON CONVERSION
                                                                     OF THE NOTES         PERCENTAGE OF
                                PRINCIPAL AMOUNT     PERCENT         THAT MAY BE          COMMON STOCK
                                 OF NOTES THAT      OF NOTES       SOLD PURSUANT TO     AFTER CONVERSION
             NAME                MAY BE SOLD($)    OUTSTANDING    THIS PROSPECTUS(1)     OF THE NOTES(2)
             ----               ----------------   -----------   --------------------   -----------------
Goldman, Sachs & Co. .........      4,460,000          7.05%            243,184                   *
  1 New York Plaza, 45th Floor
  New York, NY 10004
Mercantile-Safe Deposit &
  Trust Company...............      1,135,000          1.8%              61,887                   *
  766 Old Hammonds Ferry Road
  Lihthicum, MD 21890
PNC Bank, National
  Association.................         60,000             *               3,272                   *
  1055 Market Street
  11 Penn Center, 15th Floor
  Philadelphia, PA 19103
Morgan Stanley & Co.
  Incorporated................      1,972,000           3.1%            107,525                   *
  One Pierdepont Plaza, 7th
  Floor
  Brooklyn, NY 11201
State Street Bank and Trust
  Company.....................     18,695,000          29.6%          1,019,357                 3.3%
  Global Corp. Action Dept.
  JA85H
  P.O. Box 1631
  Boston, MA 02105
Boston Safe Deposit and Trust
  Company.....................      1,520,000           2.4%             82,879                   *
  c/o Mellon Bank, N.A.
  Three Mellon Bank Center,
  Room 153-3015
  Pittsburg, PA 15259
Credit Suisse First Boston
  Corporation.................      2,938,000           4.7%            160,196                   *
  c/o ADP Proxy Services
  51 Mercedes Way
  Eddehood, NY 11717

                                                                   SHARES ISSUABLE
                                                                   UPON CONVERSION
                                                                     OF THE NOTES         PERCENTAGE OF
                                PRINCIPAL AMOUNT     PERCENT         THAT MAY BE          COMMON STOCK
                                 OF NOTES THAT      OF NOTES       SOLD PURSUANT TO     AFTER CONVERSION
             NAME                MAY BE SOLD($)    OUTSTANDING    THIS PROSPECTUS(1)     OF THE NOTES(2)
             ----               ----------------   -----------   --------------------   -----------------
Donaldson, Lufkin & Jenrette
  Securities Corporation......        500,000             *              27,263                   *
  1 Pershing Plaza
  Jersey City, NJ 07399
Investors Bank & Trust/M.F.
  Custody.....................        145,000             *               7,906                   *
  200 Clarendon Street
  15th Floor Hancock Tower
  Boston, MA 02116
PaineWebber Incorporated......        500,000             *              27,263                   *
  101 Hudson Street
  Jersey City, NJ 07302
Prudential Securities
  Incorporated................        100,000             *               5,453                   *
  c/o ADP Proxy Services
  51 Mercedes Way
  Eddehood, NY 11717
Merrill Lynch Professional
  Clearing Corp. .............        958,000           1.5%             52,236                   *
  1000 Harbor Blvd.
  Weehanken, NJ 07302
Chase Manhattan Bank..........      1,000,000           1.6%             54,526                   *
  4 New York Plaza, 15th Floor
  New York, NY 10084
SoundShore Opportunity Holding
  Fund Ltd. ..................      1,770,000           2.8%             96,510                   *
  1281 East Main Street
  Stamford, CT 06902
Susquehana Capital Group......        650,000           1.0%             35,442                   *
  401 City Line Ave.
  Suite 220
  Bala Cynwd, PA 19004
Highbridge International LLC..      2,300,000           3.6%            125,409                   *
  P.O. Box Seven Mile Beach
  Grand Cayman, Cayman
  Islands, B.W.I.
Jackson Investment Fund
  Ltd. .......................      1,810,000           2.9%             98,691                   *
  c/o Citidel Limited
  Partnership
  225 West Washington St.
  9th Floor
  Chicago, IL 60606
Deephaven Market..............        825,000           1.3%             44,984                   *
  Neutral Fund Limited
  1712 Hopkins Crossroad
  Minnetoka, MN 55305
BNP Arbitrage SNC.............         100,000           *                5,453                   *
  3 Radnor Corporate Center
  Suite 130
  Radnor, PA 19087

-------------------------
 *  Less than one percent.

(1) Assumes conversion of the full amount of our 7 1/4% Convertible Subordinated Notes held by the holder at the initial conversion price of $18.34 per share.

(2) Based on shares outstanding as of April 30, 1999. Excludes at April 30, 1999: (i) 6,154,551 shares of common stock issuable upon exercise of options outstanding under our 1995, 1998 and 1999 stock Option Plans at a weighted average exercise price of $4.16 per share; (ii) 928,728 shares of common stock issuable upon exercise of outstanding options granted outside of the plans at a weighted average exercise price of $0.004 per share; (iii) 2,107,180 shares of common stock reserved for future issuance under the plans; (iv) 358,423 shares of common stock reserved for issuance pursuant to the exercise of a warrant issued by us to America Online at an exercise price of $8.37 per share; (v) 3,448,745 shares of common stock issuable upon conversion of our 7 1/4% Convertible Subordinated Notes; and (vi) 4,930,123 shares of our common stock issued in connection with the BuyDirect.com merger in exchange for BuyDirect.com common stock and preferred stock and approximately 281,757 shares of our common stock reserved for issuance upon the exercise of options we assumed in connection with the BuyDirect.com merger. See "Description of Capital Stock" and Notes 3, 5, 8 and 12 of Notes to Consolidated Financial Statements.